Exhibit 10.1

AMENDMENT

TO

STOCK PURCHASE AGREEMENT

     This AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into August 17, 2004, by and between Covenant Group of Texas, Inc., a Delaware corporation (the “Seller”), and Capital Senior Management 1, Inc., a Texas corporation (“Buyer”).

WITNESSETH:

     WHEREAS, the Seller and Buyer have entered into that certain Stock Purchase Agreement dated July 30, 2004 (the “Agreement”);

     WHEREAS, Buyer and Seller desire to amend the Agreement upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Buyer and Seller agree that Section 2(b) of the Agreement is hereby amended in its entirety as follows:

     ” (b) Purchase Price. Subject to any adjustments as provided herein, the purchase price for the CGIM Shares shall be $3,600,000.00 (the “Purchase Price”). The Buyer agrees to pay to the Seller $2,250,000.00 of the Purchase Price (the “Down Payment”) at the Closing by wire transfer or delivery of other immediately available funds, with $250,000.00 of the Down Payment subject to reduction as provide below (the “Adjusted Down Payment”). Unless reduced as provided below, the remainder of the Purchase Price (the “Remaining Purchase Price”) shall be paid in three (3) installments of $300,000.00 payable on the first year anniversary, $400,000.00 on the third year anniversary, and $650,000.00 on the fifth year anniversary of the Closing Date (each a “Payment Date”). The Adjusted Down Payment and the Remaining Purchase Price shall be reduced by (i) and adjusted by (ii) as follows:

   (i) the amounts, if any, of pre-Closing Liabilities of CGIM paid by Buyer upon at least thirty (30) days’ prior written notice to Seller if Seller shall have failed to pay or undertake off its to contest or defend same within such thirty (30) day period; and

   (ii) the amount of any Management Fee Deficit or Credit as of the Payment Date that has not previously been applied to reduce or reinstate the Adjusted Down Payment and the Remaining Purchase Price. “Management Fee Deficit” shall mean the amount as of the applicable Payment Date that the Terminated Management Agreement Amount exceeds the Bucket Fill-Up Amount. “Management Fee Credit” shall mean the amount as of the applicable Payment Date that the Bucket Fill-Up Amount exceeds the Terminated Management Agreement Amount. “Terminated Management Agreement Amount” means the aggregate management fees that would have been received by CGIM pursuant to all Terminated Management Agreements for the period from the termination date of the Terminated Management Agreement to the next Payment Date, assuming that the Terminated Management Agreement had continued in existence until such next Payment Date, plus any accrued but unpaid management fees less (i) any penalty fees paid to CGIM pursuant to the Terminated Management Agreement and (ii) any management fees already offset by Bucket Fill-Up Amounts. “Bucket Fill-Up Amount” means the aggregate management fees received by CGIM pursuant to all Substituted Management Agreements for the period from the commencement date of the Substituted Management Agreement to the next Payment Date, less management fees already counted as Bucket Fill-Up Amounts. “Terminated Management Agreement” means any Management Agreement for a Third Party Property listed on Schedule 2(b)(ii) attached hereto that is terminated, or the existing management fee percentage or minimum payment is reduced, or is not renewed or extended for any reason, other than the breach after Closing by CGIM (or by any Affiliate thereof to which CGIM has assigned such Management Agreement) of its obligations under the Management Agreement that constitutes cause for termination of CGIM as defined in the applicable Management Agreement. However, a management agreement for Eden Terrace of Bedford in Bedford, Texas is currently default and shall not be considered a breach after Closing by CGIM. In addition, a moratorium or change in the Texas reimbursement program regarding Meadow View in Arlington, Texas that causes an occupancy or debt service coverage default under the Meadow View loan documents, shall not be considered a breach after Closing by CGIM. “Substituted Management Agreement” means any Management Agreement for a Third Party Property that is assigned or referred to CGIM by Seller or its Affiliate not included on Schedule 2(b)(ii) attached hereto. In the event that the amount of any Management Foe Deficit on any Payment Date exceeds the Remaining Purchase Price amount for such Payment Date, it shall reduce the Adjusted Down Payment first, then be carried back second, then forward and the applicable Remaining Purchase Price shall be adjusted. Likewise, in the event that the Bucket Fill-Up Amount on any Payment Date exceeds the Terminated Management Agreement Amount, it shall reinstate any reduction of the Adjusted Down Payment first, then be carried back second, then forward, and the remaining Purchase Price shall be adjusted, but not more than the original amount due on the Payment Date. Any payment due from Seller for a reduction in the Adjusted Down Payment or from Buyer for an increase in the Adjusted Down Payment shall be paid by the party to the other applicable party within fifteen (15) days from the applicable Payment Date. The examples on Exhibit A are meant to reflect the parties’ understanding of these provisions.

The Remaining Purchase Price shall be evidenced by a promissory note in a form reasonably acceptable to the Buyer and the Seller (the “Note”) and shall be secured by all of the CGIM Shares pursuant to a secure agreement in a form reasonably acceptable to the Buyer and the Seller (the “Security Agreement”).”

     2. Buyer and Seller agree that Section 2(g) of the Agreement is hereby amended to change the reference to the date August 18, 2004 to August 19, 2004.

     3. Exhibit A to the Agreement is hereby deleted in its entirety, with a substitute Exhibit A which incorporates the changes contemplated to Section 2(b) of the Agreement being substituted in its place for all purposes.

     4. Except as amended hereby, the Agreement shall remain in full force and effect as written.

     5. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

     6. This Amendment may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto notwithstanding that all of the parties are not signatories to the same counterpart.

     EXECUTED as of the date first above written.

SELLER: COVENANT GROUP OF TEXAS, INC.
By:	/s/ Robert Bullock
Robert Bullock, Executive Vice President

BUYER: CAPITAL SENIOR MANAGEMENT 1, INC.
By:	/s/ David R. Brickman
David R. Brickman, Vice President